January 15, 2014
Via EDGAR
United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Attention:	Gus Rodriguez, Accounting Branch Chief
Marc Thomas, Staff Accountant

Re:	Green Dot Corporation
Form 10-K for Fiscal Period Ended December 31, 2012
Filed March 1, 2013
Form 10-Q for the Period Ended September 30, 2013
Filed November 8, 2013
File No. 001-34819
Gentlemen:
This is to confirm that Green Dot Corporation (the “Company”) received the comments of the Staff of the Securities and Exchange Commission (the “Staff”) as set forth in the Staff’s letter dated December 31, 2013. As a follow-up to the telephone conversation between Marc Thomas of the Staff and Jess Unruh of the Company, the Company confirms that it will respond to the Staff’s comments on or prior to January 24, 2014.
Should you have any questions or comments, please contact me at (626) 765-2243, or Jess Unruh, Vice President of Financial Reporting of the Company, at (626) 765-2003.

Sincerely,

/s/ John C. Ricci

John C. Ricci
General Counsel and Secretary
Green Dot Corporation